UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 11)*

MariaDB plc

(Name of Issuer)

Ordinary Shares, $0.01 nominal value per share

(Title of Class of Securities)

G5920M100

(CUSIP Number)

Murat Akuyev, General Counsel	Kevin Sullivan
Runa Capital, Inc.	Heidi Steele
595 Pacific Ave., Floor 4	McDermott Will & Emery LLP
San Francisco, CA 94133	200 Clarendon St.
646.629.9838	Boston, MA 02116
617.535.4000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

July 23, 2024

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☒

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d -7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D/A

CUSIP No. G5920M100	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Runa Capital Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. G5920M100	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Runa Capital II (GP)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

OO (Cayman Islands exempted company)

CUSIP No. G5920M100	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Runa Capital Opportunity Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. G5920M100	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Runa Capital Opportunity I (GP)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

OO (Cayman Islands exempted company)

CUSIP No. G5920M100	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Runa Ventures I Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Bermuda

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

OO (Bermuda company)

CUSIP No. G5920M100	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Smartfin Management BV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Belgium

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

IA

CUSIP No. G5920M100	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Smartfin Capital NV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Belgium

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

OO

CUSIP No. G5920M100	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Smartfin Capital II CommV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Belgium

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. G5920M100	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Bart Luyten
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Belgium

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

IN

CUSIP No. G5920M100	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Jürgen Ingels
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Belgium

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

IN

CUSIP No. G5920M100	Page 12 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Open Ocean Opportunity Fund I Ky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Finland

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. G5920M100	Page 13 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Open Ocean Fund Two Ky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Finland

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

PN

CUSIP No. G5920M100	Page 14 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Patrik Backman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Finland

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

IN

CUSIP No. G5920M100	Page 15 of 19 Pages

1	NAME OF REPORTING PERSON. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

Ralf Wahlsten
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)	(a)	☐
		(b)	☒
3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions)

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Finland

	7	SOLE VOTING POWER
NUMBER
OF		0
SHARES	8	SHARED VOTING POWER
BENEFICIALLY
OWNED		0
BY	9	SOLE DISPOSITIVE POWER
EACH
REPORTING		0
PERSON	10	SHARED DISPOSITIVE POWER
WITH
		0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions)	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%
14	TYPE OF REPORTING PERSON (See Instructions)

IN

CUSIP No. G5920M100	Page 16 of 19 Pages

Explanatory Note

This Amendment No. 11 (the “Amendment”) hereby amends the Schedule 13D initially filed by Runa Capital Fund II, L.P., Runa Capital II (GP), Runa Capital Opportunity Fund I, L.P., Runa Capital Opportunity I (GP) and Runa Ventures I Limited (collectively, the “Runa Entities”) with the Securities and Exchange Commission (the “SEC”) on September 12, 2023 (the “Original Schedule 13D”), as amended by Amendment No. 1 to the Original Schedule 13D filed by the Runa Entities with the SEC on September 18, 2023 (“Amendment No. 1”), Amendment No. 2 to the Original Schedule 13D filed by the Runa Entities with the SEC on September 21, 2023 (“Amendment No. 2”), Amendment No. 3 to the Original Schedule 13D filed by the Runa Entities with the SEC on September 25, 2023 (“Amendment No. 3”), Amendment No. 4 to the Original Schedule 13D filed by the Runa Entities with the SEC on September 29, 2023 (“Amendment No. 4”), Amendment No. 5 to the Original Schedule 13D filed by the Runa Entities with the SEC on October 13, 2023 (“Amendment No. 5”), Amendment No. 6 to the Original Schedule 13D filed by the Runa Entities with the SEC on January 16, 2024 (“Amendment No. 6”), Amendment No. 7 to the Original Schedule 13D filed by the Runa Entities and Michael “Monty” Widenius with the SEC on February 20, 2024 (“Amendment No. 7”), Amendment No. 8 to the Original Schedule 13D filed with the SEC on March 21, 2024 (“Amendment No. 8”) by the Runa Entities, Smartfin Management BV, a private limited company organized and existing under the laws of Belgium (“Smartfin Management”), Smartfin Capital NV, a public limited company organized and existing under the laws of Belgium (“Smartfin Capital NV”), Smartfin Capital II CommV, a limited partnership organized and existing under the laws of Belgium (“Smartfin Capital II,” and together with Smartfin Capital NV, the “Smartfin Funds”), Bart Luyten, a citizen of Belgium (“Mr. Luyten”), and Jürgen Ingels, a citizen of Belgium (“Mr. Ingels,” and together with Smartfin Management, the Smartfin Funds and Mr. Luyten, the “Smartfin Entities”), Michael “Monty” Widenius, and Open Ocean Opportunity Fund I Ky, a Finish limited partnership (kommandiittiyhtiö), Open Ocean Fund Two Ky, a Finish limited partnership (kommandiittiyhtiö), Patrik Backman, and Ralf Wahlsten (“Mr. Wahlsten,” and together with Open Ocean Opportunity Fund I Ky, Open Ocean Fund Two Ky and Mr. Backman, the “Open Ocean Entities”), Amendment No. 9 to the Original Schedule 13D filed by the Runa Entities, Mr. Widenius, the Smartfin Entities and the Open Ocean Entities with the SEC on April 1, 2024 (“Amendment No. 9”), and Amendment No. 10 filed by the Runa Entities, Mr. Widenius, the Smartfin Entities and the Open Ocean Entities with the SEC on April 26, 2024 (“Amendment No. 10” and together with the Amendment, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, Amendment No. 8, and Amendment No. 9, collectively the “Schedule 13D”). This Schedule 13D relates to the ordinary shares (the “Ordinary Shares”) of MariaDB plc (“Issuer” or the “Company”). Capitalized terms used but not defined herein have the meanings given to such terms in the Original Schedule 13D or applicable amendment thereto.

This Amendment also amends that statement on Schedule 13D filed by the Smartfin Entities with the SEC on October 12, 2023.

The filing of this Amendment represents the final amendment to the Schedule 13D and constitutes an exit filing for the Reporting Persons.

Item 3. Source or Amount of Funds or Other Consideration

The information set forth in Item 4 is incorporated herein by reference.

CUSIP No. G5920M100	Page 17 of 19 Pages

Item 4. Purpose of the Transaction

Item 4 of the Schedule 13D is amended to add the following:

As previously disclosed, (i) on April 24, 2024, Bidco announced the terms of its recommended cash offer to acquire the entire issued and to be issued share capital of Issuer for $0.55 per share (the “Cash Offer”); or, as an alternative to the Cash Offer, eligible shareholders of Issuer could elect to receive one unlisted, unregistered non-voting Class B unit of Topco (the “Unlisted Unit Alternative” and with the Cash Offer, collectively, the “Offer”); and (ii) in connection with the Offer, the Reporting Persons entered into Deeds of Irrevocable Undertakings in which they each agreed to accept or elect (i) the Cash Offer or alternatively (if Bidco or certain affiliates of Bidco elect to switch to a scheme of arrangement with respect to Issuer under the Irish Companies Act 2014) the scheme of arrangement under the Companies Act 2014 or (ii) other than the Runa Entities, the Unlisted Unit Alternative.

The Cash Offer expired at 5:00 p.m. (New York City time) on July 23, 2024 (the “Expiration Time”). The Reporting Persons tendered, or caused to be tendered, all of the Ordinary Shares owned by the Reporting Persons in the Offer, for the right to receive a cash payment of $0.55 per Ordinary Share or, other than the Runa Entities, the Unlisted Unit Alternative. As a result of the satisfaction of the conditions to the Offer, Bidco accepted all Ordinary Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

The Ordinary Shares tendered, or caused to be tendered, by the Reporting Persons in the Offer constituted all of the Ordinary Shares beneficially owned by the Reporting Persons.

Accordingly, as of July 23, 2024, the Reporting Persons ceased to beneficially own any Ordinary Shares of the Issuer.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is amended and restated as follows:

(a) For information regarding beneficial ownership, see the information presented on the cover pages of this Schedule 13D, which is incorporated herein by reference.

(b) For information regarding beneficial ownership, see the information presented on the cover pages of this Schedule 13D, which is incorporated herein by reference.

(c) The information set forth in Item 4 is incorporated herein by reference.

(d) Not applicable.

(e) As of July 23, 2024, the Reporting Persons ceased to beneficially own any Ordinary Shares of the Issuer.

CUSIP No. G5920M100	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Amendment to the Statement on Schedule 13D is true, complete and correct.

July 29, 2024

RUNA CAPITAL FUND II, L.P.

By: Runa Capital II (GP)
(General Partner)

	By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

RUNA CAPITAL II (GP)

	By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

RUNA CAPITAL OPPORTUNITY FUND I, L.P.

By: Runa Capital Opportunity I (GP)
(General Partner)

	By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

RUNA CAPITAL OPPORTUNITY I (GP)

	By:	/s/ Gary Carr
	Name:	Gary Carr
	Title:	Director

RUNA VENTURES I LIMITED

By: Runa Capital Opportunity I (GP)
(Managing Shareholder)

	By:	/s/ Gary Carr
	Name:	Gary Carr

CUSIP No. G5920M100	Page 19 of 19 Pages

SMARTFIN MANAGEMENT BV

By:	/s/ Bart Luyten
	Name:	Bart Luyten
	Title:	Authorized Person

SMARTFIN CAPITAL NV

By: Smartfin Management BV, its general partner

By:	/s/ Bart Luyten
	Name:	Bart Luyten
	Title:	Authorized Person

SMARTFIN CAPITAL II COMMV

By: Smartfin Management BV, its general partner

By:	/s/ Bart Luyten
	Name:	Bart Luyten
	Title:	Authorized Person

/s/ Bart Luyten
Bart Luyten

/s/ Jürgen Ingels
Jürgen Ingels

OPEN OCEAN OPPORTUNITY FUND I KY

By:	/s/ Ralf Wahlsten
Name:	Ralf Wahlsten
Title:	Authorized Signatory

OPEN OCEAN FUND TWO KY

By:	/s/ Ralf Wahlsten
Name:	Ralf Wahlsten
Title:	Authorized Signatory

/s/ Patrik Backman
Patrik Backman

/s/ Ralf Wahlsten
Ralf Wahlsten